ASCET

                                                                   PRESS RELEASE
CONTACT:
David L. Treadwell
ASCET Inc.
30400 Telegraph Road, Suite 401
Bingham Farms, MI  48025
(248) 723-5531
email dlt@heritage.com

ASCET ANNOUNCES MANAGEMENT CHANGES

     SOUTHGATE, Mich., July 1, 1999 - ASCET announced today that Richard Chrysler has been named Vice Chairman. Chrysler, formerly President and CEO, will continue to report to David Treadwell, Chairman and CEO of ASCET.

     Chrysler's  new   responsibilities   will  consist  of  developing   growth
opportunities for the company. Mr. Chrysler spearheaded the restructuring of ASCET prior to investment of ASC Holdings and Kojaian Holdings.

     ASCET also announced the promotion of Grant McKinley to General Manager of Plastic Trim, Inc., a wholly owned subsidiary of ASCET.

     "With the new financial stability of ASCET we are able to focus our attention on our customers, instead of our banks. This includes determining new technologies and products we can develop or acquire to better serve our customers," stated David Treadwell.

     ASCET, which trades OTC BB:JPEI, is a Tier I supplier of automotive exterior trim packages and aftermarket heavy truck parts. ASCET consists of three operating subsidiaries: Plastic Trim, Inc., (PTI) and Starboard Industries, Inc., both exterior trim suppliers and Dayton Parts Incorporated, an aftermarket supplier of heavy truck suspension and brake systems.


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